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                                                                  Exhibit 10.64


                              EMPLOYMENT AGREEMENT
                              --------------------

     Employment Agreement dated as of November 6, 1996 between Seragen, Inc.(the "Company"), having an office at 97 South Street, Hopkinton, Massachusetts 01748 and Reed Prior ("Prior"), presently residing at 1403 Sagemore Drive, Marlton, NJ 08053.

     1.   Term Of Employment.
          ------------------

     Subject to the terms and conditions of this Agreement, the Company hereby employs Prior, and Prior hereby accepts employment by the Company, commencing on November 6, 1996 (the "Effective Date") and continuing until the date Prior is terminated pursuant to Paragraph 4 of this Agreement, except that any rights or obligations arising before such date (including the right to future severance payments) shall remain in full force and effect after such date.

     2.   Duties.
          ------

          (a) GENERAL. Effective as of the Effective Date, Prior is hereby engaged to serve as Chief Executive Officer of the Company, with principal responsibility for the day-to-day operation, decision making and management of the Company. Prior shall report solely to the Board of Directors, shall perform such executive duties as may be assigned to the Chief Executive Officer by the Company's By-Laws or as may be assigned to him from time to time by the Company's Board of Directors and shall possess such other titles, without additional compensation, as may be assigned or granted to him from time to time by the Company's Board of Directors. The Company shall use its best efforts to solicit and encourage shareholders of the Company to appoint or elect Prior to be a director of the Company during the term of his employment, and the Board shall elect Prior to be the Chairman of the Board and a member of

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any Executive Committee or other Committee of the Board (other than Audit or
Compensation), and Prior agrees to serve in such capacities without additional compensation. Prior agrees to devote his full business time, energy and skill to the Company's affairs except as may be otherwise permitted pursuant to Paragraph 2(e) below, and shall at all times act with due regard to the best interests of the Company.

          (b) EXCLUSIVE MANAGEMENT OF COMPANY'S BUSINESS. Subject only to the direction and control of the Company's Board of Directors, Prior shall perform all services and duties necessary or appropriate for the management of the Company's business and that of its subsidiaries. The By-Laws of the Company shall be amended as necessary to state that (i) the president of the Company shall report to and be subordinate to the Chief Executive Officer, and (ii) if the By-Laws provide for a Vice Chairman of the Board of Directors the Vice Chairman shall have no management authority.

          (c) NO CHANGE IN DUTIES OR AUTHORITY. Beginning as of the Effective Date and thereafter throughout the term of his employment hereunder, Prior shall be elected to, and shall continue in, the offices denominated that of Chairman of the Board and Chief Executive Officer of the Company in the By-Laws or other constitutional instruments of the Company, and shall continue exclusively to perform on behalf of the Company substantially the same functions, and exclusively to have substantially the same authority, duties and responsibilities as on the Effective Date.

          (d) SUPPORT FACILITIES. The Company shall provide Prior throughout the term of his employment with support facilities (including office facilities and secretarial services) that

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are appropriate to his offices and duties as Chief Executive Officer of the
Company and Chairman of the Board of Directors.

          (e) OUTSIDE COMMITMENTS. Prior represents and agrees that (i) he is not currently employed by, nor sits on the Board of Directors of, any other company or institution; and (ii) during his employment by the Company, he shall not accept employment by, serve as a consultant to, or agree to sit on the Board of Directors of, any company or other institution except as provided in the next sentence or with the prior consent of the Board of Directors of the Company, which shall not be unreasonably denied. Prior may during his employment with the Company without the consent of the Board of Directors act as a trustee of any institution, and sit on the Board of Directors of any company that is not involved in producing and/or selling fusion toxins, except that until November 1, 1997 Prior will not accept appointment as a director of any for-profit company without the written consent of the Company, which shall not be unreasonably denied.

     3. COMPENSATION AND OTHER BENEFITS. For all services to be rendered by Prior and all covenants undertaken by him pursuant to this Agreement, the Company shall pay and Prior shall accept the compensation set forth in this Paragraph 3.

          (a) SIGNING BONUS. Upon execution of this Agreement the Company shall pay Prior a signing bonus of One Hundred Thousand ($100,000.00) Dollars.

          (b) SALARY. The Company shall pay Prior a salary at the rate of Three Hundred Fifty Thousand ($350,000) Dollars per annum during the term of his employment hereunder, payable in accordance with the Company's normal payroll practices for its senior management. At such time as the Company achieves either a market capitalization in excess of

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Two Hundred Fifty Million ($250,000,000) Dollars or an operating profit for any fiscal quarter, the Company and Prior shall negotiate in good faith salary increases and/or bonus schedules appropriate for the Chief Executive Officer of a company operating at that level of financial success. In addition, the Company may, at any time, in the discretion of its Board of Directors increase, but not decrease, Prior's base salary based upon merit as a result of positive reviews of Prior's performance by the Board of Directors.

          (c) STOCK OPTIONS. The Company shall within 30 days of the date of execution of this Agreement (the "Effective Date") grant Prior stock options under the Seragen, Inc. 1992 Long Term Incentive Plan, a true copy of which is attached as Exhibit D, (the "Plan") to purchase sufficient shares of the Company's common stock, par value $0.01 per share ("Common Stock"), to equal 8.5% of the then outstanding Common Stock, measured on a Fully Diluted Basis (as the term is defined in Paragraph 4), at the then fair market value per share of Common Stock. To the extent permitted by federal income tax law, options issued under the Plan to Prior shall be "incentive stock options". The stock options shall be evidenced by an Incentive Stock Option Agreement and, if required, a Non-Qualified Stock Option Agreement substantially in the form of Exhibits A and B to this Agreement (the "Stock Option Agreements") except as expressly provided otherwise herein. For the purposes of issuing Non-Qualified Stock Options pursuant to this Agreement, the present fair market value per share of Common Stock shall be the average bid price for a share of Common Stock for the ten
(10) consecutive trading day period ending on the Effective Date as reported on the NASDAQ National Market. Both Stock Option Agreements shall provide that: (i) the options issued thereunder shall vest, i.e., become exercisable, 2.0833% on the Effective Date and on the first

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day of each calendar month thereafter so that Prior shall be fully (100%) vested on the first day of the month immediately before the fourth anniversary of the Effective Date; (ii) upon a Change in Ownership (as the term is defined in Paragraph 4) in place of the vesting schedule provided in clause "i" above the options shall vest retroactively as of the Effective Date 25% on the Effective Date and an additional 2.0833% on the first day of each calendar month thereafter so that Prior shall be fully (100%) vested on the first day of the month immediately following the third anniversary of the Effective Date; (iii) upon the termination by the Company of Prior's employment without Just Cause or Prior's termination for Good Reason (as the terms are defined in Paragraph 4), in place of the vesting schedules provided in clauses "i" and "ii" above the options shall vest retroactively as of the Effective Date 25% on the Effective Date and at the accelerated rate of an additional 3.125% on the first day of each calendar month thereafter so that Prior shall be fully (100%) vested on the first day of the month immediately following the second anniversary of the Effective Date; (iv) options issued shall, to the extent vested, be fully exercisable until the tenth (10th) anniversary of the Effective Date; (v) the options shall be exercisable in accordance with the terms of the Plan, including the right to pay the option exercise price in whole or in part by surrendering shares of the Company's common stock with an aggregate fair market value equal to the option exercise price or surrendering vested options with an aggregate stock option spread equal to the option exercise price, and shall provide that stock certificates shall be issued outright and free of escrow no later than three (3) days after the date of exercise; (vi) stock certificates issued pursuant to the exercise of an option shall not include any legends or be subject to any transfer restrictions, except for restrictions required by
Section 16 of the Securities Act of 1933, as amended, and the rules and regulations promulgated

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thereunder; (vii) the Company shall not terminate any option issued to Prior upon a "Change in Control" as defined in the Plan without Prior's written approval; (viii) in the event that before a Target Equity Financing (as defined in Paragraph 4) the Company grants options or other equity interests to management, employees, directors or consultants or the Company sells shares of its Common Stock or any equity securities or securities convertible or exchangeable into any equity securities of the Company, as part of a plan or series of plans of financing, or the number of shares of Common Stock outstanding on a Fully Diluted Basis increases as a result of a change in the conversion ratio of any class of securities convertible or exchangeable into any equity securities of the Company, the Company shall grant Prior additional stock options under the Plan covering that number of shares of Common Stock necessary to cause Prior's proportionate holdings of the outstanding Common Stock, on a Fully Diluted Basis, immediately after the grant or sale of such options, shares or other equity interests to equal his proportionate holdings of the outstanding Common Stock, on a Fully Diluted Basis, immediately prior to such financing but not to exceed 8-1/2% of the Common Stock on a Fully Diluted Basis; (ix) all additional stock options shall have the same terms and conditions, and shall vest as though they were granted on the same date as the initial options that are required to be issued within 30 days of the Effective Date; (x) each option shall include all other rights and benefits under the Plan, including Section 11 of the Plan (regarding accelerated vesting on Change in Control); and (xi) the Company has registered, or within 30 days of the Effective Date shall at its own expense register, under the Securities Act of 1933 all shares issued or to be issued pursuant to the exercise of the stock options on Form S-8, the obligation to maintain such registration to continue following Prior's termination of employment. Prior agrees that, if requested by an

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underwriter of the Company's securities, Prior will comply with any reasonable customary lockup periods in connection with the Company's offering of securities provided that all other executive officers and directors of the Company also must comply with such restrictions and provided that no such lock-up periods shall exceed 180 days. The Plan shall be amended as necessary to provide or permit the issuance of the options described in this Paragraph 3(c).

     The Board shall in good faith take all necessary action to effect the terms of this Agreement and to register the underlying shares of Common Stock under applicable securities laws as provided herein.

          (d) COMMUTING AND LIVING EXPENSE REIMBURSEMENT. The Company shall within 10 days of receipt of reasonable substantiation reimburse Prior for (i) the reasonable costs of moving Prior's personal goods from Prior's present New Jersey apartment to a new apartment to be procured by him in the vicinity of the Company's principal offices located in Hopkinton, Massachusetts, (ii) the lease cancellation costs of his New Jersey apartment (approximately Twenty Seven Hundred ($2,700.00) Dollars), (iii) all reasonable costs incurred by him, up to a maximum of Four Thousand Five Hundred ($4,500.00) Dollars per month, in connection with maintaining his residence, automobile parking space and aircraft hangar space in Massachusetts (or any other place of business to which the Company requires Prior to relocate), in order to carry out his duties and responsibilities under this Agreement and weekly travel between such residence and the location of his family residence located in Darnestown, Maryland, plus
(iv) any federal, state or local income or payroll taxes incurred by Prior with respect to all payments made under this subparagraph (d), including this clause
(d)(iv), so that Prior shall be made whole on an after tax basis. In the event Prior is involuntarily terminated or voluntarily

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terminates for Good Reason, then the Company shall immediately reimburse him on a lump sum basis for the total of any remaining obligations under the new apartment and hangar leases, subject to one year lease term limits. In the event of a permanent relocation of Prior's family to Massachusetts or to any other company-requested location away from his present Maryland family home (while still in the Company's employ), then the commuting benefits under clauses
(d)(iii) and (d)(iv) above shall thereafter be replaced by a one time relocation package as usual and customary for chief executive officers.

          (e) VACATION AND EMPLOYEE BENEFITS. Prior shall be entitled to paid vacations in accordance with the policies of the Company from time to time in effect, subject to a minimum of four (4) weeks per year. Within 15 days after each anniversary of the Effective Date the Company shall pay Prior for any vacation not taken during the prior twelve (12) months. Prior shall be eligible to participate in any pension, profit sharing or similar plan and any health, hospitalization, medical, accident, disability, sick leave, supplementary income benefit, life insurance or other similar benefit plan or program of the Company now existing or hereafter established and available to the Company's employees generally or to key employees as a group to the extent his age, health, and other qualifications make him eligible to participate. Furthermore, Prior shall be entitled to such additional benefits as may be granted to him from time to time by the Board of Directors of the Company.

          (f) TERMINATION AND SEVERANCE. Upon the giving of notice of the termination of Prior's employment for any reason, the Company shall pay Prior for up to four (4) weeks of any unused accrued vacation time together with all salary and other benefits accrued through the date of termination. If either Prior shall voluntarily terminate his employment for Good Reason

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or Prior's employment hereunder is terminated by the Company without Just Cause, the Company shall provide Prior with the following severance benefits:

               (i) upon the date of the giving of notice of such termination the Company shall pay Prior as termination and severance pay in a lump sum an amount equal to one year's salary based on his then salary rate; and

               (ii) the Company will continue to provide Prior and his family without cost or charge of any nature with the same medical and dental insurance coverage provided to them prior to Prior's termination for the maximum period provided with respect to group health plan benefits subject to "COBRA" continuation coverage requirements (provided all applicable deductible and co-payment amounts shall apply).

               Upon the Company giving Prior a notice of termination the Company shall immediately pay Prior all compensation due to him through the end of the notice period, including accrued vacation and severance pay. After the Company or Prior has given to the other party a notice of termination (other than a Termination for Just Cause), the Company may request in writing that Prior vacate his office within 3 business days; in that event, Prior shall vacate his office within the 3 day period and shall not be obligated to perform any additional services thereafter.

          (g) IRREVOCABLE LETTER OF CREDIT. Within 30 days of execution of this Agreement the Company shall open with a bank an irrevocable letter of credit (the "ILC") in the amount equal to One Hundred Seventy Five Thousand ($175,000.00) Dollars, naming Prior as beneficiary as partial security for the payment of severance if Prior shall become entitled to severance benefits under Paragraph 3(f) of this Agreement and the Company fails to pay in full

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Prior's severance benefits when due. The ILC shall have an initial term of three years. If near the end of the initial term or any subsequent term of the ILC, Prior determines in his sole judgment that substantial risks continue to exist as to the Company's ability to meet its severance obligation after the expiration of the then term of the ILC, then the Company shall renew the ILC for an additional one year term. The ILC shall provide for payment upon delivery to the issuer thereof of a written representation from Prior of Prior's entitlement to a payment, the amount of the payment and the facts on which Prior bases his entitlement to the payment and a copy of the written notice of termination of employment given by Prior or by the Company. A copy of such written representation shall be delivered to the Company simultaneously with its delivery to the issuer. The payment of such amount shall be a credit against any other severance payments due to Prior hereunder.

          (h) DEATH OR DISABILITY. If Prior's employment is terminated by death or disability, the Company shall pay to Prior's estate or to Prior, as the case may be, the excess, if any, of his then annual salary amount over the amounts received (i) under any employee life insurance policy maintained by the Company payable to the beneficiary designated by Prior; or (ii) during the one year period following such termination under any employee disability policy maintained by the Company. The Company shall calculate and pay any amounts due pursuant to clause (ii) herein no less frequently than semi-monthly. For the purposes of this Paragraph, the word "disability" shall have the same meaning as in the Company's then-applicable long-term disability policy.

          (i) ASSET VALUE REALIZATION BONUS. The Company and its shareholders presently intend to develop the business of the Company over the long term through the efforts

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of Prior and the other company employees, which is intended to result in a substantial increase in the value of the Common Stock and of the options issued to Prior under Paragraph 3(c) above. If, however, there is a Change of Ownership of the Company (as defined in Paragraph 4) then the Company shall pay Prior a bonus (the "Asset Value Realization Bonus") equal to eight and one half (8 1/2%) percent of the "Net Proceeds" for any acquisition that is part of the Change of Ownership "Effected" during Prior's employment or at any time before the first anniversary of Prior's termination of employment, which amount shall be reduced (but not below zero) by the "Option Stock Gain" recognized by Prior as a result of the sale by him of Common Stock acquired as a result of exercise of options issued to him pursuant to subparagraph 3(c) above. The Company shall pay the Asset Value Realization Bonus, or any increase in the Asset Value Realization Bonus, on or before the closing of any acquisition that is part of a Change in Ownership. If any part of the Net Proceeds is payable after closing (the "Deferred Payments"), however, then the Company may defer the payment of the part of the Asset Value Realization Bonus allocable to the Deferred Payments until receipt of the Deferred Payments, provided the payor of the Deferred Payments has agreed in writing to pay directly to Prior the Asset Value Realization Bonus allocable to the Deferred Payments as and when such Deferred Payments are made to the Company or its shareholders. "Net Proceeds" shall mean the total cash plus any property received directly or indirectly by the Company or its shareholders in kind with respect to all acquisitions constituting the Change in Ownership, reduced by all investment banking fees, brokerage fees, appraisal fees, and other professional expenses directly attributable to the acquisitions. A transaction shall be "Effected" by a certain date if it is consummated by that date or is the subject matter of an agreement or memorandum of intent executed by that date and

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subsequently consummated. "Option Stock Gain" shall mean the difference between the net proceeds from Prior's sale of Common Stock and the net cost to Prior to exercise the options for such stock on the assumption that Prior has, in fact, exercised all vested options and sold all Common Stock received on such exercise as of the date of the Change in Ownership; Prior shall for this purpose be deemed to have sold all Common Stock that (i) he owns at the time of the Change of Ownership or could then own if he exercised all vested options, (ii) he is permitted to sell, and (iii) in the event of a merger or sale of securities, he has received an offer to purchase, and is permitted to sell, on the same terms and conditions as those of the transactions that constitute the Change in Ownership.

          (j) CO-SALE RIGHT AND PAYMENT OF ASSET VALUE REALIZATION BONUS. Simultaneously with the execution and delivery of this Agreement the Company and certain principal shareholders shall execute and deliver to Prior an agreement in substantially the form attached as Exhibit C.

          (k) CAPITALIZED TERMS. All capitalized terms shall have the meanings provided in Paragraph 4 unless provided elsewhere.

          (l) EMPLOYMENT. All compensation payable and other benefits provided under this Paragraph 3 shall be subject to customary withholding for income, F.I.C.A. and other employment taxes. The value of stock issued pursuant to the exercise of a non-qualified stock option or incentive stock option shall be measured solely in accordance with IRS rules and regulations.

     4.   Termination Of Employment.
          -------------------------

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          (a) TERMINATION BY COMPANY. The Company may terminate Prior's employment hereunder at any time without Just Cause, effective upon not less than thirty (30) day's prior written notice. The Company may terminate Prior's employment hereunder with Just Cause immediately without notice. If the termination is for Just Cause, the Company shall provide Prior as soon as practicable with a written explanation of the facts on which the termination is based. For the purposes of this Agreement, the Company shall be deemed to have terminated Prior without Just Cause if (i) Prior shall have notified the Company in writing that he has Good Reason, as defined below, to terminate employment with the Company, (ii) the Company shall not have eliminated such Good Reason within thirty (30) days of such notice, and (iii) Prior shall have given notice of termination of his employment more than thirty (30) days after delivery of such notice of Good Reason and less than sixty (60) days after delivery of such notice of Good Reason.

          (b) TERMINATION BY PRIOR. Prior may terminate his employment hereunder at any time upon not less than thirty (30) days' prior written notice. Upon Prior's voluntary termination of employment without Good Cause pursuant to this subparagraph 4(b), Prior shall not be entitled to the severance benefits described in clauses 3(f)(i) and 3(f)(ii) above and shall take all necessary acts to permit the Company to terminate the ILC.

          (c) DISABILITY AND DEATH. The Company may determine, in its sole and absolute discretion, that Prior is unable to carry out the functions of his office as a result of physical or mental sickness or disability. Upon such determination the Company may terminate Prior's employment upon not less than thirty (30) day's prior written notice. For all purposes

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of this Agreement termination as a result of Prior's death or disability shall be treated as a termination without Just Cause.

          (d) JUST CAUSE. For the purposes of this Agreement, "Just Cause" shall mean:

               (1) the commission by Prior of a willful act of material fraud in the performance of his duties on behalf of the Company; or

               (2) the conviction or entry of a plea of guilty or nolo contendere of Prior for commission of a felony or any crime involving moral turpitude; or

               (3) the breach by Prior of any material term of this Agreement or the continuing willful failure of Prior to perform his material duties to the Company (other than any such failure resulting from Prior's incapacity due to physical or mental illness) after written notice thereof (specifying the particulars thereof in reasonable detail) and a reasonable opportunity to cure such breach or failure are given to Prior by the Board of Directors of the Company. No notice, however, shall be due for a breach or failure to perform that cannot be cured or for any act described in clauses (1) or (2).

          For purposes of this subparagraph 4(d), no act, or failure to act, on Prior's part shall be considered "willful" unless done, or omitted to be done, by him not in good faith and without reasonable belief that his action or omission was in the best interests of the Company.

          (e) GOOD REASON. For the purposes of this Agreement, "Good Reason" shall mean:

               (i) the Board of Directors refuses to accept a bona fide and legitimate offer of equity or debt financing brought to it with Prior's good faith recommendation for approval;

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               (ii) the Board of Directors refuses to expeditiously approve any significant spending cuts or major operational changes proposed by Prior;

               (iii) the Company shall have materially breached its obligations under this Agreement, and such breach is not cured within twenty (20) days of Prior's sending a written notice of such breach;

               (iv) the Company shall have incurred a Change in Ownership;

               (v) the Company shall have incurred a Change in Control;

               (vi) the Company shall be Insolvent;

               (vii) Prior shall at any time during his employment and more than 30 days after the Effective Date not be a member of the Board of Directors, the Chairman of the Board of Directors or a member of any Executive Committee or other Committee (other than Audit and Compensation), unless Prior shall have resigned from or failed to accept such position(s);

               (viii) the Company shall have acted in bad faith to cause Prior to resign from the Company;

               (ix) there shall be more than nine (9) members of the Board of Directors of the Company;

               (x) the Stock Option Agreements required under subparagraph 3(c) and the agreement described in subparagraph 3(j) and attached as Exhibit C shall not have been properly issued and executed in full and delivered to Prior within 30 days of the execution of this Agreement; or

               (xi) the breach by any party other than Prior of any material term of the agreement with the principal shareholders described in Paragraph 3(j) above, after written

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notice thereof (specifying the particulars thereof in reasonable detail) and a reasonable opportunity to cure such breach or failure are given to the breaching party by Prior.

     Good Reason shall not arise in any situation in which Prior shall have given written consent to the act or failure to act of the Company.

          (f) TARGET EQUITY FINANCING. Target Equity Financing shall mean all proceeds of at least Twenty Million ($20,000,000) Dollars from the sale or issuance of stock of the Company or of debt securities of the Company with conversion rights, other than (i) stock or debt securities sold or issued to a shareholder and/or affiliated investment entities who as of the Effective Date collectively own at least 1% of the Common Stock as measured on a Fully Diluted Basis; or (ii) stock issued as a result of the exercise of options presently outstanding or issued pursuant to the Plan.

          (g) INSOLVENCY. For the purposes of this Agreement, the Company shall be Insolvent if (i) it commences any case, proceeding or other action (A) under the Federal Bankruptcy Code seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or any substantial part of its property, or the Company shall make a general assignment for the benefit of its creditors, or (ii) there shall be commenced against the Company any case, proceeding or other action of a nature referred to in clause
(i) above, which case, proceeding or other action results in the entry of an order for relief from which no stay has been granted within sixty (60) days, or,
(iii) for a period in excess of sixty (60) days, the Company shall generally not, or shall

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be unable to, pay its debts as they become due or shall admit in writing its inability to pay its debts.

          (h) CHANGE IN OWNERSHIP. For purposes of this Agreement, a "Change in Ownership" of the Company shall mean (i) the acquisition by any "person" or group of "persons" (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934 ("Exchange Act")), whether by way of merger, sale of assets, stock purchase, tender offer or otherwise, of (A) all or substantially all of the equity securities of the Company or (B) all or substantially all of the operating assets of the Company and its subsidiaries taken as a whole, or (ii) the sale or out-licensing after the date hereof of the majority (in value) of the technology assets of the Company and its subsidiaries taken as a whole.

          (i) CHANGE IN CONTROL. For purposes of this Agreement, a "Change in Control" of the Company shall have the same meaning as provided by Section 11(b) of the Seragen, Inc. 1992 Long Term Incentive Plan as in effect on the date hereof.

          (j) FULLY DILUTED BASIS. For purposes of this Agreement, "Fully Diluted Basis" shall mean that all shares of Common Stock issuable upon exercise of options outstanding under the Plan or any other stock option plan (including the options granted to Prior pursuant to this Agreement) and all shares of Common Stock issuable on exercise of all other outstanding options, warrants, conversion rights or other rights issued by the Company to acquire equity securities shall be deemed to be outstanding.

     5.   Confidentiality.
          ---------------

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          a. Prior acknowledges that during the course of his employment with the Company he will have access to and may obtain, develop or learn of Confidential Information (as defined below).

          b. Prior agrees that while employed by the Company and thereafter he shall hold such Confidential Information in strictest confidence and that he shall not at any time, during or after the conclusion of his employment with the Company, or in any manner, either directly or indirectly, use (for his own benefit or otherwise), divulge, disclose or communicate to any unauthorized person, firm or corporation in any manner whatsoever any Confidential Information, except that for Confidential Information not of a technological or financial nature, this restriction shall terminate three (3) years after the termination of Prior's employment with the Company.

          c. Under this Agreement, the term "Confidential Information" shall mean information and know-how, whether or not in writing, regarding diphtheria fusion toxins or any other technology owned by the Company before Prior's termination or utilizing technologies utilized in products being developed, produced, marketed or sold by the Company before Prior's termination, and information regarding the Company's business or financial affairs other than any information that (i) is known by Prior or generally known within the industry before the date of this Agreement or becomes common knowledge within the industry thereafter; or (ii) is disclosed to Prior by a third party which did not obtain the information, directly or indirectly, under an obligation of confidence to the Company; or (iii) Prior is required to disclose by enforceable legal process.

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          d. While an employee of the Company and thereafter, Prior (i) shall use, divulge, disclose or communicate Confidential Information only in the scope of his employment with the Company and only as expressly directed or permitted by the Company, and (ii) shall not for whatever reason, use, divulge, disclose, or communicate for any purpose any Confidential Information, except that for Confidential Information not of a technological or financial nature, this restriction shall terminate three (3) years after the termination of Prior's employment with the Company.

          e. While employed by the Company and thereafter Prior shall not make or use any notes or memoranda relating to any Confidential Information except for the benefit of the Company, and will, at the Company's request, return each original and every copy of any and all notes, memoranda, correspondence, diagrams or other records, in written or other form, that he may at any time have within his possession or control that contain any Confidential Information.

     6. NON-COMPETITION. Prior acknowledges and recognizes the highly competitive nature of the business conducted by the Company. Accordingly, Prior agrees that, in consideration of the premises contained herein, he shall not, for his own benefit or for the benefit of any other person or entity, while employed by the Company and for a one-year period thereafter:

          (1) become an employer, officer, director, owner, employee, partner, consultant or other participant in any entity, or assist any person, which competes with or which is about to compete with the Company in the business of developing, manufacturing, marketing or selling pharmaceutical products based upon diphtheria fusion toxins or any other technology owned by the Company before Prior's termination (a "Competitive Business"); or

          (2) own any interest in any entity which engages, or is about to engage in a Competitive Business; provided, however, that Prior shall have the right to acquire as a passive investor an equity interest of not more than one percent (1%) of the issued and outstanding shares of any publicly traded corporation's stock.

     7. COMPANY RIGHT TO INVENTIONS. Prior shall promptly disclose, grant and assign to the Company for its sole use and benefit any and all inventions, improvements, technical information and suggestions relating in any way to diphtheria fusion toxins or other technology created by the Company, which he may develop or acquire while employed by the Company (whether or not during usual working hours), together with all patent applications, letters patent, copyrights and reissues thereof that may at any time be granted for or upon any such invention, improvement or technical information. In connection therewith:

          a. Prior shall without charge, but at the expense of the Company, promptly at all times hereafter execute and deliver such applications, assignments, descriptions and other instruments as may be reasonably necessary or proper in the reasonable opinion of the Company to vest title to any such inventions, improvements, technical information, patent applications, patents, copyrights or reissues thereof in the Company and to enable it to obtain and maintain the entire right and title thereto throughout the world; and

          b. Prior shall render to the Company at its expense (including a reasonable payment for the time involved in case he is not then in its employ) all such assistance as it may reasonably require in the prosecution of applications for said patents, copyrights or reissues thereof, in the prosecution or defense of interferences which may be declared involving any of said applications, patents or copyrights and in any litigation in which the Company may be involved relating to any such patents, inventions, improvements or technical information.

     8. BREACH. In the event of breach by Prior of any provision of Paragraphs 5, 6 and 7 hereof, the remedy at law will be deemed inadequate, and the Company will be entitled, in addition to any other remedies available by law, to appropriate injunctive and other relief. Should any provision hereof be adjudged to any extent invalid by any competent tribunal, such provision will be deemed modified to the extent necessary to make it enforceable.

     9. INDEMNITY. To the extent permitted by law, the Company shall indemnify Prior and hold him harmless for all acts or decisions made by him in good faith while performing services for the Company or any designee of the Company and shall pay or reimburse Prior all expenses as and when incurred, including attorney's fees, actually and necessarily incurred by Prior in connection with the defense of any action, suit or proceeding to which Prior may be made a party by reason of his performing services hereunder and in connection with any related appeal including the cost of court settlements. The Company shall also obtain and maintain during the term of this Agreement coverage for him under an insurance policy reasonably acceptable to Prior covering the other officers and directors of the Company against lawsuits. In the event of any change in legislation restricting the ability of the Company to provide indemnification to Prior, then the Company shall provide Prior with a minimum of Five Million

($5,000,000.00) Dollars in prepaid personal liability insurance coverage for all claims arising during his employment by the Company, whether made during or after such period. In any event, the Company shall during Prior's employment and for three (3) years thereafter maintain in force a D&O policy in the amount of at least Five Million ($5,000,000.00) Dollars at no cost to Prior.

     10. NOTICES. All notices, requests, demands and other communications provided for by this Agreement shall be in writing and shall be deemed to have been given when sent by facsimile or when mailed at any general or branch United States Post Office enclosed in a certified postpaid envelope and addressed to the address of the respective party stated below or to such changed address as the party may have fixed by notice:

               To the Company:     Seragen, Inc.
                                   97 South Street
                                   Hopkinton, Massachusetts 01748
                                   Fax No.: (508) 435-9805
                                   Attention: President

               To Prior:           Mr. Reed Prior
                                   17600 Charity Lane
                                   Darnestown, Maryland  20874
                                   Fax No.: (301) 540-1626

     11. LEGAL FEES. The Company shall pay Prior's reasonable legal fees incurred with respect to the negotiation and preparation of this Agreement.

     12.  MISCELLANEOUS.

          (a) CONSTRUCTION. This Agreement shall be construed, interpreted and governed by the laws of the Commonwealth of Massachusetts without regard to the conflicts of law provisions thereof.

          (b) BINDING AGREEMENT; ASSIGNABILITY. This Agreement shall be binding upon and inure to the benefit of Prior, his legal representatives, heirs and distributees, and the Company, its successors and assigns; provided, however, that because this Agreement is a personal service contract, Prior shall not assign any of his employment duties or obligations hereunder and any purported assignment shall be null and void AB INITIO.

          (c) PREVIOUS AGREEMENTS. This Agreement supersedes all other agreements between the Company and Prior.

          (d) ENTIRE AGREEMENT. This Agreement, including all agreements referenced in this Agreement, contains the entire agreement of the parties with respect to its subject matter, and no waiver, modification or change of any of its provisions shall be valid unless in writing and signed by the party against whom such claimed waiver, modification or change is sought to be enforced.

          (e) WAIVER. The waiver of any breach of any duty, term or condition of this Agreement shall not be deemed to constitute a waiver of any preceding or succeeding breach of the same or of any other duty, term or condition of this Agreement.

          (f) HEADINGS. The headings of the Paragraphs and subparagraphs of this Agreement are inserted for convenience only and shall not be deemed to constitute a part hereof or to affect the meaning thereof.

          (g) SURVIVAL OF CERTAIN PROVISIONS. The provisions of Paragraph 5, 6, 7 and 9 shall survive termination of this Agreement.

          (h) REPRESENTATIONS AND WARRANTIES OF PRIOR. Prior represents and warrants that his performance of all of the terms of this Agreement and as an employee of the Company does not and will not breach any non-compete agreement or agreement to keep in confidence proprietary information, knowledge, or data acquired by him in confidence or in trust from a third party prior to his employment with the Company.

     (I) REPRESENTATIONS AND WARRANTIES OF COMPANY. A. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and is duly qualified to do business in the Commonwealth of Massachusetts and has full power and authority to operate its businesses as now operated and to perform this Employment Agreement in accordance with its terms.

          B. The execution and delivery of this Employment Agreement to Prior and the carrying out of the provisions hereof have been duly authorized by the Board of Directors of the Company, and the Company shall furnish Prior duly certified copies of the authorizing resolutions of the Company's Board of Directors.

          C. This Employment Agreement shall be, when duly executed and delivered, a legal and binding obligation of Company, enforceable in accordance with its terms.

          D. On or before the Effective Date the Company shall have obtained a $5,000,000 D&O liability insurance policy naming Prior as an insured party and such policy shall be in full force and effect.

          E. Neither the execution nor delivery of this Employment Agreement, nor the compliance with its terms, shall constitute a violation or breach of the Certificate of Incorporation, as amended to date, or of the By-laws, as currently in effect, of the Company or of any agreement between the Company and any other party.

          (j) SHAREHOLDERS APPROVAL. The execution by the Company of this Agreement and each other act of the Company required under this Agreement shall be authorized by the Company's shareholders as soon as practicable if such execution or other act of the Company is either required by applicable law.

          (k) ARBITRATION. Except as provided in Paragraph 8 above, any claim or controversy arising out of or relating to this Agreement or the breach thereof shall be settled by arbitration in accordance with the laws of the Commonwealth of Massachusetts. Such arbitration shall be conducted in the City of Boston in accordance with the rules then-existing of the American Arbitration Association for commercial disputes. In any such arbitration each party shall have the right to demand (i) a written statement setting forth, for each cause of action, a detailed statement of the facts on which it is based and a description of how the amount demanded was calculated; and (2) to demand inspection and copying of relevant documents and things in the possession or control of any of the other parties, prior to the arbitration hearing. The arbitrator shall have authority to order compliance with, and shall otherwise supervise, such demands for written statements and/or for pre-hearing inspection and copying. Judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof.

         IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the day and year first above written.



                                                    --------------------------
-----------------------------------                  REED PRIOR
          Witness

                                                     Seragen, Inc.

[SEAL]

Attest:                                          By:
                                                    --------------------------
-----------------------------------                 Jean C. Nichols
         Secretary                                  President and Chief
                                                    Technology Officer